THE TAIWAN FUND, INC.

AMENDED ARTICLES OF INCORPORATION

THIS IS TO CERTIFY THAT:

FIRST:        The undersigned, Matthew Press, whose address is c/o Clifford Chance US LLP, 31 West 52nd Street, New York, New York 10019, being at least 18 years of age, being the sole incorporator of The Taiwan Fund, Inc., and acting in that capacity prior to the organization meeting of the Board of Directors of the corporation, hereby adopts Amended Articles of Incorporation of The Taiwan Fund, Inc. and does hereby adopt and file these Amended Articles of Incorporation pursuant to Section 2-603 of the Maryland General Corporation Law.

SECOND:      The name of the corporation (which is hereinafter called the “Corporation”) is:

The Taiwan Fund, Inc.

THIRD:        The Corporation is formed for the purpose of carrying on any lawful business, including the business of a closed-end investment company.

FOURTH:      The address of the principal office of the Corporation in this State is c/o CSC-Lawyers Incorporating Service Company, 7 St. Paul Street, Suite 820, Baltimore, Maryland 21202.

FIFTH:        The name and address of the resident agent of the Corporation in Maryland are CSC-Lawyers Incorporating Service Company, 7 St. Paul Street, Suite 820, Baltimore, Maryland 21202. The resident agent is a Maryland corporation

SIXTH:

(a)    The total number of shares of stock which the Corporation has authority to issue is 20,000,000 shares of Common Stock, $0.01 par value per share. The aggregate par value of all authorized shares of stock having a par value is $200,000. The Board of Directors of the Corporation, with the approval of a majority of the entire Board of Directors and without any action by the stockholders of the Corporation, may amend the charter of the Corporation (the “Charter”) from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that the Corporation has authority to issue.

(b)    Notwithstanding any provision of law requiring any action to be taken or approved by the affirmative vote of the stockholders entitled to cast a greater number of votes, any such action that the Maryland General Corporation Law (the “MGCL”) requires be approved by the stockholders of the Corporation shall be effective and valid if declared advisable and approved by the Board of Directors and taken or approved by the affirmative vote of stockholders entitled to cast a majority of all the votes entitled to be cast on the matter.

SEVENTH:    The Corporation shall have a board of one director unless the number is increased or decreased in accordance with the Bylaws of the Corporation (the “Bylaws”).

However, the number of directors shall never be less than the minimum number required by the MGCL. The initial director is: William C. Kirby. Any vacancy on the Board of Directors may be filled in the manner provided in the Bylaws.

EIGHTH:

(a)    The Corporation reserves the right to make any amendment of the Charter, now or hereafter authorized by law, including any amendment which alters the contract rights, as expressly set forth in the Charter, of any shares of outstanding stock. The rights of all stockholders and the terms of all stock are subject to the provisions of the Charter and the Bylaws.

(b)    The Board of Directors of the Corporation shall have the exclusive power to make, alter, amend or repeal the Bylaws except to the extent the Bylaws otherwise provide.

(c)    The Board of Directors of the Corporation may authorize the issuance from time to time of shares of its stock of any class, whether now or hereafter authorized, or securities convertible into shares of its stock of any class, whether now or hereafter authorized, for such consideration as the Board of Directors may deem advisable (or without consideration in the case of a stock split or stock dividend), subject to such restrictions or limitations, if any, as may be set forth in the Charter or the Bylaws.

(d)    The Board of Directors of the Corporation may, by articles supplementary, classify or reclassify any unissued stock from time to time by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption of the stock. If shares of one class of stock are classified or reclassified into shares of another class of stock pursuant to this Article EIGHTH(d), the number of authorized shares of the former class shall be automatically decreased and the number of shares of the latter class shall be automatically increased, in each case by the number of shares so classified or reclassified, so that the aggregate number of shares of stock of all classes that the Corporation has authority to issue shall not be more than the total number of shares of stock set forth in the first sentence of subsection (a) of Article SIXTH.

(e)    The determination as to any of the following matters, made in good faith by or pursuant to the direction of the Board of Directors of the Corporation, shall be final and conclusive and shall be binding upon the Corporation and every holder of shares of its stock: the amount of the net income of the Corporation for any period and the amount of assets at any time legally available for the payment of dividends, redemption of its stock or the payment of other distributions on its stock; the amount of paid-in surplus, net assets, other surplus, annual or other cash flow, net profit, net assets in excess of capital, undivided profits or excess of profits over losses on sales of assets; the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been paid or discharged); any interpretation or resolution of any ambiguity with respect to any provision of the Charter (including any of the terms, preferences, conversion or other rights, voting powers or rights, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of any class or series of stock of the Corporation) or of the Bylaws; the number of shares of stock of any class of the Corporation; the fair value, or any sale, bid or asked price to be applied in determining the fair value, of any asset owned or held by the Corporation or of any shares of stock of the Corporation; any matter relating to the acquisition, holding and disposition of any assets by the Corporation; any interpretation of the terms and conditions of one or more agreements with any person, corporation, association, company, trust, partnership (limited or general) or other organization; or any other matter relating to the business and affairs of the Corporation or required or permitted by applicable law, the Charter or Bylaws or otherwise to be determined by the Board of Directors.

(f)      Any action required or permitted to be taken at any meeting of stockholders may be taken without a meeting by consent, in writing or by electronic transmission, in any manner and by any vote permitted by the MGCL and set forth in the Bylaws.

NINTH:        No holder of shares of stock of any class shall have any preemptive right to subscribe to or purchase any additional shares of any class, or any bonds or convertible securities of any nature; provided, however, that the Board of Directors may, in authorizing the issuance of shares of stock of any class, confer any preemptive right that the Board of Directors may deem advisable in connection with such issuance. Holders of shares of stock shall not be entitled to exercise any rights of an objecting stockholder provided for under Title 3, Subtitle 2 of the MGCL or any successor statute unless the Board of Directors of the Corporation, upon the affirmative vote of a majority of the Board of Directors, shall determine that such rights apply, with respect to all or any classes or series of stock, to one or more transactions occurring after the date of such determination in connection with which holders of such shares would otherwise be entitled to exercise such rights.

TENTH:        To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of directors and officers (but subject to the requirements of the Investment Company Act of 1940), no present or former director or officer of the Corporation shall be liable to the Corporation or its stockholders for money damages. Neither the amendment nor repeal of this Article TENTH, nor the adoption or amendment of any other provision of the Charter or Bylaws inconsistent with this Article TENTH, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

ELEVENTH:  The Corporation shall, to the maximum extent permitted by Maryland law (but subject to the requirements of the Investment Company Act of 1940) in effect from time to time, indemnify, and pay or reimburse reasonable expenses in advance of final disposition of a proceeding to, (a) any individual who is a present or former director or officer of the Corporation and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity and (b) any individual who, while a director or officer of the Corporation and at the request of the Corporation, serves or has served as a director, officer, partner, member, manager or trustee of another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or any other enterprise and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity from and against any claim or liability to which such person may become subject or which such person may incur by reason of his or her service in such capacity. The rights to indemnification and advance of expenses provided by the Charter and the Bylaws shall vest immediately upon election of a director or officer. The Corporation shall have the power, with the approval of the Board of Directors, to provide such indemnification and advancement of expenses to a person who served a predecessor of the Corporation in any of the capacities described in (a) or (b) above and to any employee or agent of the Corporation or a predecessor of the Corporation. The indemnification and payment or reimbursement of expenses provided in the Charter shall not be deemed exclusive of or limit in any way other rights to which any person seeking indemnification or payment or reimbursement of expenses may be or may become entitled under any bylaw, resolution, insurance, agreement or otherwise.

Neither the amendment nor repeal of this Article, nor the adoption or amendment of any other provision of the Charter or the Bylaws inconsistent with this Article, shall apply to or affect in any respect the applicability of the preceding paragraph with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

[Signature Page Follows]

IN WITNESS WHEREOF, I have executed these Amended Articles of Incorporation and acknowledge the same to be my act, on this 10th day of March, 2020.

/s/ Matthew Press
Name: Matthew Press